Del Loan Stat

										LB-UBS Commercial Mortgage Trust 2001 - C2
										Delinquent Loan Status Report
										12/11/01

S4	S61	S57	S58	S62 or S63	P8	P7	P37	P39	P38		P25	P10	P11	P58	P54	P55	P81		P74	P75			P35	P77	P79	P42	P82	P76
						(a)	(b)	(c)	(d)	(e)=a+b+c+d								(f)=P38/P81			(g)=(.92*f)-e	(h)=(g/e)
Prospectus ID	Prop Type	City	State	Sq Ft or Units	Paid Thru Date	Scheduled Loan Balance	Total P&I Advances To Date	Total Expenses To Date	Other Advances (Taxes & Escrow)	Total Exposure	Current Monthly P&I	Current Interest Rate	Maturity Date	LTM NOI Date	LTM NOI	LTM DSCR	***Cap Rate Assigned	Value using NOI & Cap Rate	Valuation Date	Appraisal BPO or Internal Value**	Loss using 90% Appr. or BPO (f)	Estimated Recovery %	Total Appraisal Reduction Realized	Transfer Date	Resolu-tion Date	FCL Start Date	Exp FCL Sale Date	Workout Strategy	Comments
90 DAYS DELINQUENT

60 DAYS DELINQUENT

30 DAYS DELINQUENT

78	IN	Manassas	VA	82193	10/11/01	$4,966,371	$72,548	$ -	$ -	$5,038,919	$36,688	8.000%	11/1/31															TBD	Collections In Process
110	RT	Des Moines	IA	42392	10/11/01	$2,185,203	$31,921	$ -	$ -	$2,217,124	$16,143	8.000%	1/12/31															TBD	Collections In Process

CURRENT & AT SPECIAL SERVICER

FCL - Foreclosure
LTM - Latest 12 Months either Last Annual or Trailing 12 months

*** How to determine the cap rate is agreed upon by Underwriter and servicers - to be provided by a third party.

Last Updated on 10/7/02
By LSancho